Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-235507, 333-251151, 333-261419 and 333-272371) and on Form S-8 (Nos. 333-235777, 333-254922, 333-263995 and 333-270947) of BiomX Inc. of our report dated March 29, 2023 except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1c, as to which the date is December 7, 2023 relating to the financial statements, which appears in this Current Report on Form 8-K.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
December 7, 2023	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited